Exhibit 99.1

Friday, December 11, 2009

3:30 a.m. Pacific Time

Seattle Genetics Announces Termination of Collaboration Agreement with Genentech for Dacetuzumab (SGN-40)

Seattle, WA – December 11, 2009 – Seattle Genetics, Inc. (Nasdaq: SGEN) today reported that it has been notified by Genentech, a wholly owned member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY), that Genentech has elected to terminate the companies’ collaboration agreement for dacetuzumab (SGN-40). Dacetuzumab is a monoclonal antibody targeting CD40 that has been investigated in clinical trials for non-Hodgkin lymphoma and multiple myeloma. The decision is a result of Genentech’s ongoing portfolio review process.

“We will evaluate available data as we consider possible next steps for the dacetuzumab program,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We remain focused on advancing our lead product candidate, brentuximab vedotin (SGN-35), which we are positioning for a potential new drug application in 2011, as well as multiple other clinical and preclinical programs in our portfolio.”

Under the terms of the dacetuzumab collaboration agreement, the effective date of the termination will be 180 days from the date of notification, or June 8, 2010, at which time all rights to dacetuzumab will be returned to Seattle Genetics. Genentech will remain responsible for funding development costs associated with completing all ongoing clinical trials for dacetuzumab as of the effective date of termination. Dacetuzumab is currently being evaluated in four ongoing phase Ib clinical trials in combination with standard regimens for patients with relapsed or refractory non-Hodgkin lymphoma and multiple myeloma. Seattle Genetics’ antibody-drug conjugate (ADC) collaboration with Genentech is unaffected by this termination.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin (SGN-35), is in a pivotal trial under a special protocol assessment with the FDA. Brentuximab vedotin is empowered by Seattle Genetics’ proprietary ADC technology comprising highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. In addition, Seattle Genetics has four other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70 and SGN-75. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, a subsidiary of Celldex Therapeutics, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, and Millennium: The Takeda Oncology Company, as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the continuation of the ongoing clinical trials evaluating dacetuzumab and expectations for future product candidate development. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse medical events or inconclusive clinical trial results in the ongoing dacetuzumab clinical trials, including the inability to show that dacetuzumab is effective or to show sufficient safety in such clinical trials, risks related to the lengthy, costly and time-consuming product development process, including risks related to Seattle Genetics’ ability to recruit and enroll a sufficient number of patients to participate and complete clinical trials for its product candidates, and risks related to Seattle Genetics’ inability to pursue additional development of dacetuzumab or its other product candidates, including if additional funding is not available to Seattle Genetics when needed. More information about these and other risks and uncertainties faced by Seattle Genetics is contained under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Peggy Pinkston

425-527-4160

ppinkston@seagen.com